UNITED STATES

SECURITIESAND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Pacific Gold & Royalty Corp.

(Exact name of registrant as specified in its charter)

Wyoming	98-0426843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

#304-85 Scarsdale Rd., Toronto, ON, Canada	M3B 2R2
(Address of principal executive offices)	(Zip Code)

Registrants Telephone number, including area code	(416) 214-1483

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.00001 par value, 50,000,000,000 shares authorized

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays

SEC 1396 (02-08)

a currently valid OMB control number.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

Business.

Pacific Gold & Royalty Corp. (“Pacific Gold” or “the Company”) is engaged in the identification, acquisition, and development of mining prospects believed to have known gold, tungsten or uranium/vanadium mineral deposits. The main objective is to identify and develop commercially viable mineral deposits on prospects over which the company has rights that could produce revenues. Development of commercially viable mineral deposits of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate, and therefore, we may never produce any significant revenues.

Pacific Gold currently owns mining claims and royalties on mining property in Nevada and Colorado.

The Company was originally incorporated in Nevada on December 31, 1996 under the name of Demand Financial International, Ltd.  On October 3, 2002, Demand Financial International, Ltd. changed its name to Blue Fish Entertainment, Inc.  On August 5, 2003, the name was changed to Pacific Gold Corp. On August 22, 2017, the Company relocated its incorporation to the state of Wyoming and changed its name to Pacific Gold & Royalty Corp. Additionally, on August 22, 2017, the Company changed its authorized common shares to 50,000,000,000 and changed its common share par value to $0.00001. The effect of this change was retroactively applied to the December 31, 2016 common stock and additional paid-in capital.

On July 28th, 2017, the Company and the SEC settled an action brought by the SEC whereby the Company would consent to its deregistering of its common shares. On August 4, 2017, the Company’s common shares were deregistered.

Projects and Royalties

Black Rock Canyon Mine (formerly Nevada Rae Gold, Inc.)

On July 15, 2015, the Company sold all of its interest in Nevada Rae Gold, Inc. and the Black Rock Canyon Mine for the following consideration: $300,000, which was all used to satisfy some of the immediate accounts payable of Nevada Rae Gold, Inc.; $100,000 that was paid to the Company in July 2016, of which $54,777 was used to satisfy remaining payroll liability taxes; and a royalty of 4% on all Nevada Rae Gold, Inc. gold sales up to a maximum total royalty payments of $720,000. All of the payments are subject to a 10% finder’s fee which has not yet been paid.

Project W (formerly Pilot Mountain Resources Inc.)

Pilot Mountain Resources Inc. (“PMR”) was merged into Pacific Gold on September 30, 2013.

On February 8, 2011 the Company entered into an Option and Asset Sale Agreement with Pilot Metals Inc. for the purchase of Project W. The main terms called for a payment of $50,000 for a 100 day initial option for Pilot Metals Inc. to conduct due diligence. At the end of the option period Pilot Metals had the right to exercise a second option for $450,000. The Agreement called for further payments 2 years after the date of the second option of $500,000 (failing payment the Agreement would terminate) and further payments of $500,000 on the third anniversary and $500,000 on the fourth anniversary. On payment of the final $500,000 payment ownership would transfer to Pilot Metals. In lieu of making the final payment Pilot Metals could elect a joint venture with the Company. Additionally the Agreement called for a payment of $1,000,000 to the Company upon the commencement of commercial mining at Project W.

On February 25th, 2011 the Company confirmed payment of the initial $50,000 option fee.

On September 8, 2011 Pilot Metals elected to exercise the second option and made a payment to the Company of $450,000.

On July 2nd, 2013 the Company entered into an amendment of the original Agreement for the payments of $500,000 each on the 2nd, 3rd and 4th anniversaries to $350,000 on July 8, 2013, which was received by the Company, and $850,000 on March 31, 2014.

On February 18, 2014, the Company completed another amendment to its Option and Asset Sale Agreement with Pilot Metals Inc. As amended, instead of $850,000 to be paid on March 31, 2014 and $1,000,000 on the commencement of commercial mining, the Company received $200,000 on February 18, 2014 and received $400,000 on March 31, 2014, with $1,500,000 now to be received on the commencement of commercial mining.

The payments made to the Company from Pilot Metals Inc. are subject to a 15% secondary royalty to be paid from the Company to Platoro West, Inc.

On November 22, 2017, the Company executed an Agreement with Pilot Metals Inc. to sell its remaining royalty interest in Project W for $125,000.

Graysill Vanadium/Uranium Mining Claims

The Company owns 40 unpatented federal lode mining claims, in San Juan and Dolores Counties, Colorado, staked in August 2006; immediately southeast of Bolam Pass. The lead claim file number for the file is San Juan County 145097 and Delores County 00150911.The claims are located within the San Juan Mountains, north of Durango, Colorado.  The claims are situated on federal land.  They cover approximately 800 acres of very rugged, mountainous terrain. The claims are subject to an annual renewal fee of $155 each, paid yearly by the Company to the BLM prior to September 1st of each year along with a notice of intent to hold the claims. The mining claims were acquired by staking land owned by the BLM. The staking process involved a physical visit to the site using a GPS to locate USGS corner posts and then placer location monuments at the 4 corners of each prospective claim. Subsequently a field map is prepared and then the claim location notices are filed with the proper county of location and once stamped by the county the claims are then submitted to the Colorado BLM with the appropriate location fee and advance renewal fee of $155 per claim for the subsequent year.

Description and Location

The claims are located at an elevation of 11,000 feet above mean sea level and are accessible by a dirt road that is maintained during the summer months by the United States Forest Service. The property, which is referred to as the Graysill Property, encompasses the historic Graysill Mine, a past producer of vanadium and uranium ore.  Based on generally available public information, the Graysill Mine is known to have produced vanadium and by-product uranium during a period of approximately twenty years after World War II. It is generally estimated that before the mine ceased production in the early 1960’s, approximately 32,000 tons of ore were mined with a reported grade of approximately 2.41% vanadium pentoxide and 0.09% uranium oxide.  No assurance can be given that these reportable grades will be matched in future explorations and operations if commenced.

Vanadium is primarily used as a steel additive to strengthen it. Vanadium also is compatible with titanium, therefore vanadium foil is used in cladding titanium to steel. Vanadium also is a suitable material for the inner structure of a fusion reactor. Several vanadium alloys show superconducting behavior.  Certain vanadium oxides are used in chemical reactions for the production of other products, such as sulfuric acid, ceramics and glass coatings.

Uranium has many uses, notably in the energy and military sectors. Medical and scientific uses are also important within the uranium industry, including for medical diagnostics, cell and medical research and scientific dating.

The property is underlain by a gently dipping assemblage of Paleozoic and Mesozoic sedimentary rocks within which vanadium and uranium occurs in many of the rock units in a stratabound manner, exhibiting little or no apparent relationship to regional structural trends. Although vanadium and uranium occurrences are ubiquitous and are known to exist in over 20 distinctly different sedimentary units in the vicinity of the property of American Uranium, the Pennsylvanian-Permian Rico Formation and the Upper Jurassic Entrada Sandstone are the only formations which have been mined previously for vanadium and uranium. Most of the past production has come from the Entrada Sandstone. Historically, there have been a number of uraniferous vanadium deposits developed in the Entrada Sandstone along a sinuous trend extending in a north-south direction for over 100 miles. This trend coincides with a major structural feature representing a transitional zone between the Colorado Plateau and the Southern Rocky Mountain physiographic provinces.

There is no modern determination of mineral reserves, which means there is no current evaluation of the economic or legally extractable or producible mineral deposits within the claims owned by the Company.

The Company has not completed any work on the property aside from an on site inspection by a mining engineer.

There are currently no usable facilities or infrastructure on the property.

The Company has begun its exploration and development program as outlined below under the heading Business Plan.

No sources of water or power have yet been secured or identified at the property.

A geologist consulting firm, World Industrial Minerals, in April 2012, performed various evaluations of the Graysill uranium - vanadium mine located in Dolores and San Juan Counties Colorado USA. The engagement is broken into several phases, set forth below, and each is dependent on the successful completion of the earlier phases and the existence of positive results that justify the next phases. The engagement of the above firm is on the basis of a general work order for specific tasks.  In the case of phase one, the company and the consulting firm agreed upon the work to be done and the time frame.  There is no long term contract. The company is not obligated to continue to engage the above firm for future phases of the evaluation process, and the company believes that there are other firms available to carry out all or portions of the continued evaluative work.  Therefore, investors should understand that at any point in the geological evaluation, it may be determined not to proceed, and in that case the expense of the evaluation will not be recoverable.

•

Phase 1: Detailed research of the existing mine, including the geology and potential for ultimate production. This phase will include location and assessment of all available literature on the existing mine and provision of a summary report of the findings.  This report will include recommendations about the future work to be performed in respect of the exploration and production of the property.  This report will also suggest budgeting requirements for the subsequent phases.

•

Phase 2: Field Evaluation of property and mine during summer field season. This work will be directed by results of research phase.

•

Phase 3: Exploration program – drilling, sampling of old workings. This work will be directed by results of the field evaluation. Because of the short field season, it is possible that certain samplings by drilling may take place before the commencement of phase two.

•

Phase 4: Prepare NI-43-101 Report of exploration efforts.

Phase one was completed in May 2012, and the Company is now evaluating the report assessing the availability of information about the claims and the recommendations for the next phases of work that needs to be done.

The cost of phase one of the project was $21,000 and included all customary expenses (phone, report preparation, map work etc.). The costs for phases two through four will each be dependent on the results of the prior phase of work being completed and the recommendations of the consultant geologists.

After assessment of the phase one report, together with the test results, the Company has determined that Phase 2 and 3 should proceed.  The Company will have to pursue fund raising activities to fund the exploration it plans to implement.  Because it is very early stages of the exploration phases and the overall viability of the mining property has not been assessed, the Company has not developed a full plan or budget.  Investors should be aware that as an early exploratory company, there may not be any conclusive results or the results of the initial exploration will indicate that the mining property is not viable. Therefore, investors will not be able to realize any gain on their investment.

On September 14, 2017, the Company signed a Letter of Intent, good for 60 days, to sell the Graysill claims for $100,000 and a 1% royalty on all mineral sales from the claims. On October 26, 2017 the Letter of Intent to sell the Graysill claims was terminated.

Competition

Currently, we do not have any direct competition with respect to the specific claims that the Company owns.  Within the industry of vanadium and uranium, if we were to develop production capacity, the Company would compete with other suppliers of these minerals.  Because minerals are sourced world-wide, our competition would include companies operating in diverse locations such as Africa, Australia, the People’s Republic of China and the Americas.  The companies that commonly are producing minerals of this nature are large capitalization companies, with established mining clams and operations.  Their deposits are often refined and sold through related parties or to and through companies with which they have long standing relationships.  In some countries which are seeking to develop their mineral resource capabilities, there are direct and indirect subsidies and supports that give these producers market advantage.  In the United States, we will also have to face the competitive differential imposed by a body of sophisticated, comprehensive environmental laws that cover mining, transportation, refining and distribution of minerals.  Additionally, since there are dangerous aspects to the operation of shaft mining and associated with vanadium and uranium, there is a body of worker protection and similar laws that we will have to comply with.  These may be more restrictive and costly rules than our competitors have to follow, which would make our operations more expensive and less competitive in the world market.

In terms of developing our business plan and conducting exploration and later mineral deposit development, we also expect to compete for qualified geological and environmental experts to assist us in our exploration of mining prospects, as well as any other consultants, employees and equipment that we may require in order to conduct our operations.

Currently, there is significant competition for financial capital to be deployed in mining and mineral extraction, particularly in relation to the oil and gas extractive industries.  Therefore, it is difficult for smaller mineral companies such as Pacific Metals to attract investment for its exploration activities.  We cannot give any assurances that we will be able to compete for capital funds, and without adequate financial resources management cannot assure that the company will be able to compete in exploration activities and ultimately in mineral deposit development, production and sales.

Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency and the Bureau of Land Management as well as the various state environmental protection agencies.  The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances.  In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation.  Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities.  The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

For the purposes of exploration drilling, the company will be subject to the approval of a plan of operations submitted to the US Forest Service and/or the BLM. Additionally, the plan of operations for exploration drilling will have to be approved by the Colorado Division of Reclamation, Mining and Safety and the Colorado Department of Public Health and Environment. Once the plan of operations is approved by these agencies, the company must post a bond with the state prior to commencing any exploration work that disturbs the ground in a material manner, which bond amount will cover reclaimation and other costs in the event the Company fails to act in accordance with its plan.

The preparation and filing of the plan of operations for exploration drilling and the associated permitting is not difficult process because of the limited intrusion into the land.  The Company believes that once it has the necessary reports that it will be able to formulate a plan and obtain the necessary permits.  The permits related to the number of drill sites, the location, and the extent of the drilling, as well as the expected disruption to the land and the necessary steps for reclaimation.

In the future, if and when the Company progresses to establishing a mining operation, in order to begin operating a mine, the Company must have an approved plan of operations with the US Forest Service and/or BLM, an approved Air permit with the Colorado Department of Public Health and Environment, an approved water pollution control permit with the Colorado Department of Public Health and Environment, an approved and acceptable bond with the Colorado Department of Public Health and Environment and US Forest Service and/or BLM, any business license required by the relevant counties and must also abide by al Mine Safety and Health Agency regulations. The Colorado Division of Reclamation has permitting oversight on all reclamation plans. Since the minerals include some that are may be radioactive, the company will also have to comply with the regulation of radioactive materials of the State of Colorado, which will be an added permitting process within the overall plan of operations for an operating mine.  Before the plan of operations will be filed, the company will have to arrange for a source of water, develop a water pollution control system, and develop a air pollution control system, in addition to all the other aspects of opening a mine for operations.

We must comply with the annual staking and patent maintenance requirements of the State of Colorado and the United States Bureau of Land Management, which included the payment of the annual renewal fee for each claim.  We must also comply with the filing requirements of our proposed exploration and development, including Notices of Intent and Plans of Operations.  In connection with our exploration and assessment activities, we have pursued necessary permits where exemptions have not been available although, to date, most of these activities have been done under various exemptions.  We will need to file for water use and other extractive-related permits in the future.

Employees

Pacific Gold has one employee who is the executive officer. From time to time we hire heavy machinery operators, geological experts, engineers and other operations consultants and independent contractors and laborers, for differing periods to facilitate the implementation of our business plan.

Item 1A.   Risk Factors.

N/A as the Company is a Smaller Reporting Issuer

Item 2.

Financial  Information.

Forward Looking Statements

From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the Securities and Exchange Commission. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project or projected", or similar expressions are intended to identify "forward-looking statements". Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

Management is currently unaware of any trends or conditions other than those mentioned in this management's discussion and analysis that could have a material adverse effect on the company's current financial position, future results of operations, or liquidity, because its current operations are limited. However, investors should also be aware of factors that could have a negative impact on the company's prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources, once it begins to implement its business plan. These may include: (i) variations in revenue, (ii) possible inability to attract investors for its equity securities or otherwise raise adequate funds from any source should the company seek to do so, (iii) increased governmental regulation or significant changes in that regulation, (iv) increased competition, (v) unfavorable outcomes to litigation involving the company or to which the company may become a party in the future, and (vi) a very competitive and rapidly changing operating environment.

The risks identified here are not all inclusive. New risk factors emerge from time to time and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all such risk factors on the company's business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

The financial information set forth in the following discussion should be read with the financial statements of Pacific Gold included elsewhere herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overall Operating Results:

The Company had $524 in royalty revenues from New Gold Recovery for the nine months ended September 30, 2017.

Operating expenses for the nine months ended September 30, 2017, totaled $80,631. The Company incurred primarily administrative expenses at its head office. Interest expense totaled $217,917.

The Company had no revenue from the sale of gold for the nine months ended September 30, 2016.

Operating expenses for the nine months ended September 30, 2016, totaled $83,186. The Company incurred primarily administrative expenses at its head office. Interest expense totaled $194,511, and amortization of debt discount totaled $312,500.

The Company had no revenues from the sale of gold for the year ended December 31, 2016.

Operating expenses for the year ended December 31, 2016 totaled $125,235.  Executive salaries incurred were $48,000 for the year.  Legal and professional fees of $14,085 were incurred for services performed with respect to acquisitions and mining prospect evaluation, as well as SEC reporting compliance and accounting fees. Advertising and public relations expenses totaled $424. Amortization of debt discount totaled $312,500. Interest expense totaled $270,390 for the year for interest accrued on debt and interest expensed for late fees on trade payables. The remaining expenses relate to office, general administrative and stock transfer agent fees.

The Company had no revenues from the sale of gold for the year ended December 31, 2015.

Operating expenses for the year ended December 31, 2015 totaled $393,716.  Executive salaries incurred were $48,000 for the year.  Legal and professional fees of $112,995 were incurred for services performed with respect to acquisitions and mining prospect evaluation, as well as SEC reporting compliance and accounting fees. The Company also incurred expenses related to geological studies, fieldwork, site visits, preparation of mining permit applications and consulting fees of $5,850. Advertising and public relations expenses totaled $114.  Amortization of debt discount totaled $625,000. Interest expense totaled $244,144 for the year for interest accrued on debt and interest expensed for late fees on trade payables. The remaining expenses relate to office, general administrative and stock transfer agent fees.

Liquidity and Capital Resources:

Since inception to September 30, 2017, we have funded our operations from the sale of securities, issuance of debt and loans from a shareholder.

As of September 30, 2017, our assets totaled $389, which consisted of cash. Our total liabilities were $3,801,614 which primarily consisted of related parties’ notes payable of $2,451,844, accounts payable and accrued expenses of $666,983, promissory notes of $319,840 and accrued interest of $362,947. We had an accumulated deficit of $48,590,250 and a working capital deficit of $666,594.

As of December 31, 2016, our assets totaled $229, which consisted of cash. Our total liabilities were $3,653,432 which primarily consisted of related parties’ notes payable of $2,593,348, accounts payable and accrued expenses of $595,214, promissory notes of $319,840 and accrued interest of $145,030. We had an accumulated deficit of $48,292,228 and a working capital deficit of $594,985.

As of December 31, 2015, our assets totaled $45,358, which consisted of $45,223 receivable from the sale of Nevada Rae Gold, Inc, and $135 in cash. Our total liabilities were $3,102,198 which primarily consisted of related parties’ notes payable of $1,887,876, accounts payable and accrued expenses of $641,005, promissory notes of $265,000 and accrued interest of $308,317. We had an accumulated deficit of $47,675,865 and a working capital deficit of $595,647.

As of September 30, 2017, the Company has three promissory notes that compose most of its indebtedness, they include; a note for $1,325,951 payable to Leveljump Inc. (a company controlled by our CEO) with a maturity date of June 30, 2019, interest accumulated at 10% and convertible into common shares at $0.0001 per share;  a note for $1,125,893 payable to Al Landau (the father of our CEO) with a maturity date of June 30, 2019, interest accumulated at 10% and convertible into common shares at $0.01 per share and a note for $319,840 payable to a third party with a maturity date of June 30, 2019, interest accumulated at 10% and convertible into common shares at $0.01 per share.

Our independent auditors, in their report on the consolidated financial statements, have indicated that the Company has experienced recurring losses from operations and may not have enough cash and working capital to fund its operations beyond the very near term, which raises substantial doubt about our ability to continue as a going concern. Management has made a similar note in the consolidated financial statements.  As indicated herein, we need capital for the implementation of our business plan, and we will need additional capital for continuing our operations.  We do not have sufficient revenues to pay our expenses of operations.  Unless the company is able to raise working capital, it is likely that the Company either will have to cease operations or substantially change its methods of operations or change its business plan. For the next 12 months the Company has an oral commitment from its CEO to advance funds as necessary to meeting our operating requirement.

New Accounting Pronouncements

Pacific Gold does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company, or any of its subsidiaries’ operating results, financial position, or cash flow.

Critical Accounting Principals

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 470-20, Debt – Debt with Conversion and Other Options, to account for its convertible debentures.  The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates and records the fair value of warrants issued with those instruments.  The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital.  The Company calculates fair value using the Black-Scholes valuation method using assumptions pertinent to the warrants or convertible note.

The Company records stock-based compensation according to the provisions of ASC Topic 718, Compensation – Stock Compensation, which requires fair value compensation cost relating to share based payments be recognized in the financial statements. Fair value is measured at the grant date and recorded at the fair value of the award.  Stock options are measured using the Black-Scholes valuation model.

Off Balance Sheet Arrangements

None.

Item 3.

Properties.

All mining claims owned or leased by Pacific Gold & Royalty Corp. are federal mining claims under the jurisdiction of the BLM and/or the U.S. Forest Service. The claims are valid for one year and require a renewal prior to September 1st of each year.

The head office of Pacific Gold is located at #304-85 Scarsdale Rd., Toronto Ontario, M3B 2R2. Pacific Gold is using office space provided by its CEO on a gratis basis.

The Company holds 40 lode claims (BLM file no. CMC259820) covering approximately 800 acres in San Juan and Delores Counties, Colorado.

Item 4.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of August 31, 2017, the name and shareholdings of each person who owns of record, or was known by us to own beneficially*, 5% or more of the 8,944,909,409 shares of the common stock currently issued and outstanding; the name and shareholdings, of each director; and the shareholdings of all executive officers and directors as a group.

NAME OF PERSON OR GROUP	NUMBER OF SHARES OWNED *	PERCENTAGE OF OWNERSHIP
Robert Landau (1)(2)(3)	19,611,804,987	83.6%
All executive officers and directors as a group (two persons)	19,611,804,987	83.6%

______________

* Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock issuable upon the exercise of options or warrants currently exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

±

Represents less than 1%

(1)

The person’s business address is c/o Pacific Gold & Royalty Corp., #304-85 Scarsdale Rd., Toronto, ON, M3B 2R2.

(2)

Includes 5,100,062,085 shares of common stock owned by Leveljump Inc., Mr. Landau is the sole shareholder and director of Leveljump Inc. and exercises voting and dispositive power over the shares of common stock beneficially owned by Leveljump Inc.

(3)

Includes 14,511,540,000 shares of common stock that can be issued upon conversion of Convertible Promissory Notes held by Leveljump Inc.

Code of Ethics

We do not currently have a Code of Ethics in place for the company. Our business operations are not complex and are very limited, and we currently have only one shareholder. The company seeks advice and counsel from outside experts such as our lawyers and accountants on matters relating to corporate governance and financial reporting.

Item 5.

Directors and Executive Officers.

The following table sets forth information concerning the directors and executive officers of Pacific Gold & Royalty Corp. and their ages and positions. Each director holds office until the next annual stockholders' meeting and thereafter until the individual's successor is elected and qualified. Officers serve at the pleasure of the board of directors.

NAME	AGE	POSITIONS

Robert Landau	45	Chief Executive Officer, Chief Financial Officer, President and Chairman

Mr. Robert Landau has been the President, Chief Executive Officer Chief Financial Officer and Chairman of the Board of Pacific Gold & Royalty Corp. since April 2005. Mr. Landau also works as a consultant advising other non-mining companies on mergers and acquisitions. He has a Bachelor of Commerce - Actuarial Science and Finance degree from the University of Toronto. Mr. Landau is responsible for the strategic direction of the Company

During the last five years, no officers or directors have been involved in any legal proceedings, bankruptcy proceedings, and criminal proceedings or violated any federal or state securities or commodities laws or engaged in any activity that would limit their involvement in any type of business, securities or banking activities.

Item 6.

Executive Compensation.

The following table reflects compensation earned by our officers and directors for the fiscal years ended December 31, 2016 and 2015.

Name	Year	Salary	All Other Compensation	Total

Rob Landau	2016[1]	$48,000	$0	$48,000
	2015[1]	$48,000	$0	$48,000

______________

1. Compensation for Robert Landau’s services as CEO is paid to Leveljump Inc. a company that Mr. Landau controls.

Annual compensation is as follows:

	2016	2015	2014
Robert Landau	$48,000	$48,000	$48,000

Overview of Compensation Program and Philosophy

The Company has one executive officer, who is also the Company’s director. The Board of Directors serves as the Company’s compensation committee and initiates and approves most compensation decisions. Annual bonuses, if any, for executives are determined by the Board of Directors.

The goal of the compensation program is to adequately reward the efforts and achievements of executive officers for the management of the Company.  The Company has no pension plan and no deferred compensation arrangements.  The Company has not used a compensation consultant in any capacity.

The executive officers of the Company do not currently have employment agreements with the Company that outline salary and benefit arrangements. Both officers are paid a gross base amount per month. The salary amounts are reviewed on an annual basis.

Compensation of Directors

Persons who are directors and employees are not currently additionally compensated for their services as a director.  There is no plan in place for compensation of persons who are directors who are not employees, but it is expected that in the future we will create a remuneration and expense reimbursement plan. It is anticipated that such a plan would be primarily based on stock options.

Other Compensation Arrangements

On September 11, 2013, the Company received consents from a majority of the shares entitled to vote, approving the 2013 Equity Performance Plan which provides the issuance of common stock awards of up to 50,000,000 shares in aggregate.

Item 7.

Certain Relationships and Related Transactions, and Director Independence.

As of September 30, 2017, Pacific Gold owes $1,325,951 in principal and $182,242 in accrued interest to a company owned by the Chief Executive Officer. The amount due is represented by a promissory note accruing interest at 10% per year. During 2016, the note was extended to a maturity date of June 30, 2019 and is convertible into shares of common stock of Pacific Gold at $0.0001 per share. As of December 31, 2016 the balance on the note was $1,467,454 in principal and $72,748 in accrued interest.

As of September 30, 2017, Pacific Gold owes a total of $1,125,893 in principal and $140,730 in accrued interest to a related party of our Chief Executive Officer. The amount due is represented by promissory notes accruing interest at 10% per year, was extended to a maturity date of June 30, 2019 during 2016 and is convertible into shares of common stock of Pacific Gold at $0.01 per share. As of December 31, 2016 the balance on the note was $1,125,894 in principal and $56,292 in accrued interest. On August 8, 2017, 200,000,000 shares of common stock were issued in exchange for $20,000 of this related party convertible promissory note.

Compensation for Robert Landau’s services as CEO is Paid to Leveljump Inc., a company that Mr. Landau controls.

As of September 30, 2017, Pacific Gold owes $103,457 to its CEO for accrued and unpaid services as CEO and $18,113 in expenses these amounts are included in “Accrued Expense” in the accompanying balance sheet.

An officer of the Company has provided office space to the Company without charge. There is no obligation for the officer to continue this arrangement.

Item 8.

Legal Proceedings.

From time to time the Company is involved in minor trade, employment and other operational disputes, none of which have or are expected to have a material impact on the current or future consolidated financial statements or operations.

Item 9.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market for Common Stock

The common stock is not traded in any market or electronic medium.  We intend to seek inclusion in the trading platforms of the Pink Sheets Group LLC or the Over-the-Counter Bulletin Board and are in the process of implementing steps to that end.  There can be no assurance given that the common stock will be traded in any public market.  Moreover, if our common stock is traded, there can be no assurance given that there will be active trades in the security or at all.  Therefore, holders of our common stock may not be able to sell it from time to time.

The common stock was previously traded in the over-the-counter market and quoted on the OTC Markets under the symbol "PCFG".

Our common shares are designated as “penny stock”.  The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules.  Since our common shares are subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares.  The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of shareholders to sell their stock in any secondary market.

The trading volume in the common stock has been and is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the common stock as a result of relatively minor changes in the supply and demand for common stock and perhaps without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

Subject to the above limitations, we believe that during the eight fiscal quarters preceding the date of this filing, the high and low sales prices for the common stock during each quarter are as set forth in the table below (such prices are without retail mark-up, mark-down, or commissions):

	2016		2015
QUARTER ENDED	HIGH	LOW	HIGH	LOW
December 31	$0.0001	$0.0001	$0.0001	$0.0001
September 30	$0.0001	$0.0001	$0.0001	$0.0001
June 30	$0.0001	$0.0001	$0.0001	$0.0001
March 31	$0.0001	$0.0001	$0.0001	$0.0001

Deregistration of Common Stock

On July 28th, 2017, the Company and the SEC settled an action brought by the SEC whereby the Company would consent to its deregistering of its common shares. On August 4, 2017 the Company’s common shares were deregistered. The reports that the Company had failed to file were the 10-Q reports for March, June and September 2016, the 10-K report for December 2016 and the 10-Q reports for March and June 2017.

Holders

As of August 31, 2017, the Company has approximately 7,000 shareholders of record and beneficial holders of our common stock who hold through brokerage and similar accounts.

Dividends

We have not paid any cash dividends to date. We can give no assurance that our proposed operations will result in sufficient revenues to enable profitable operations or to generate positive cash flow. For the foreseeable future, we anticipate that we will use any funds available to finance the growth of our operations and that we will not pay cash dividends to stockholders. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, restrictions imposed by lenders and financial condition and other relevant factors.

Securities authorized for issuance under equity compensation plans

Plan Category	Plan Name	Number of securities to be issued upon exercise of outstanding warrants, options and rights.	Weighted Average exercise price of outstanding warrants, options and rights.	Number of Securities Remaining available for future issuance under equity compensation plans.
	2013 Equity Performance Plan	-0-	N/A	50,000,000
Totals:		-0-	N/A	50,000,000

Item 10.

Recent Sales of Unregistered Securities.

On August 7, 2017, 1,500,000,000 shares of common stock were issued in exchange for $150,000 of interest on a related party convertible note.

On August 7, 2017, 2,975,000,000 shares of common stock were issued in exchange for 297,500 shares of preferred stock.

In the year ended December 31, 2015, 625,000,000 shares of common stock were issued in exchange for $62,500 of interest on a related party convertible promissory note.

Item 11.

Description of Registrant’s Securities to be Registered.

General

As of August 31, 2017, Our authorized capital stock consists of 50,000,000,000 shares of common stock, $.00001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value.

Common Stock

As of August 31, 2017, there were 8,944,909,085 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

There are currently no shares of preferred stock issued and outstanding.

The preferred stock may be characterized as "blank check" stock.  This means that the board of directors, without any action by the stockholders of common stock, have the right, from time to time, to designate some or all of the preferred stock into one or more series, and fix for each series the number of shares, full or limited voting powers, and the designations, preferences, participating, optional and other special rights, and the qualifications, limitations or restrictions of the various aspects of a series.  Because of this ability of the board of directors, the preferred stock may be issued quickly and contain provisions that may have an anti-takeover effect, which may not be in some or all of the interests of subordinate preferred stock and common stockholders.  In addition, because the board of directors may create convertible and paid-in-kind features for a series of preferred stock, if these features use common stock, Pacific Gold may become committed to issue or issue additional common stock from time to time. Any commitment for additional common stock to be issued or actually issued pursuant to the terms of any series of preferred stock may have various results including: (i) an absolute dilutive effect on the current stockholders percentage ownership of the then outstanding common stock and depending on the amount paid for the issued series of preferred stock and payable on conversion, if any amount is to be paid, a financial dilutive effect on previously issued equity securities of the company, including the common stock, (ii) the potential issuance may cause "overhang" issues and impair the marketability or price of the common stock in any public market on which the common stock may be traded, or (iii) may require the company to issue additional common stock at time that is in opportune for Pacific Gold or its  stockholders. The preferred stock does not have any pre-emptive rights.

Transfer Agent

The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey, 07716.

Item 12.

Indemnification of Directors and Officers.

Limitation on Directors’ Liabilities

The bylaws of Pacific Gold provide for full indemnification of its directors and officers under Wyoming law specifically code 17-18-856.

A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

(i) To the same extent as a director; and

(ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(I) Receipt by the officer of a financial benefit to which he is not entitled;

(II) An intentional infliction of harm on the corporation or the shareholders; or

(III) An intentional violation of criminal law.

(iii) A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

(b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Item 13.

Financial Statements and Supplementary Data.

Our financial statements are included in this Form 10 beginning on page F-1 (see Item 15).

Item 14.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.

Financial Statements and Exhibits.

(a)

The consolidated financial statements required to be filed as part of this Registration Statement are included in Item 13 hereof.

Pacific Gold & Royalty Corp.

Consolidated Balance Sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$389	$229
Total Current Assets	389	229
TOTAL ASSETS	$389	$229

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable	$413,413	$395,757
Accrued Expenses	253,570	199,457
Total Current Liabilities	666,983	595,214

Long Term Liabilities:
Accrued Interest - Promissory Notes	39,975	15,990
Promissory Notes, long - term portion	319,840	319,840
Accrued Interest - Related Party Notes Payable	322,972	129,040
Related Party Notes Payable - long - term portion	2,451,844	2,593,348
Total Liabilities	3,801,614	3,653,432

Stockholders' Deficit:
Preferred Stock - $0.001 par value; 5,000,000 shares authorized, 0 and 300,000 shares outstanding at September 30, 2017 and December 31, 2016	-	300
Common Stock - $0.00001 par value; 50,000,000,000 and 10,000,000,000 shares authorized, respectively, 8,944,909,409 and 4,469,909,409 shares issued and outstanding, respectively	89,449	89,449
Additional Paid-in Capital	44,699,576	44,549,276
Accumulated Deficit	(48,590,250)	(48,292,228)
Total Stockholders' Deficit	(3,801,225)	(3,653,203)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$389	$229

See accompanying notes to the consolidated financial statements

Pacific Gold & Royalty Corp.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ending
	September 30,	September 30,
	2017	2016
Revenue	$524	$-
Operating Expenses:
General and Administrative	80,631	83,186
Loss from Operations	(80,107)	(83,186)
Other Income (Expenses)
Interest Expense	(217,917)	(194,511)
Amortization of Debt Discount	-	(312,500)
Total Other Income (Expenses)	(217,917)	(507,011)
Net Loss	(298,024)	(590,198)
Basic and Diluted Loss per Share	$(0.00006)	$(0.00014)
Weighted Average Shares Outstanding:
Basic and Diluted	5,355,074,244	4,337,062,694

See accompanying notes to the consolidated financial statements

Pacific Gold & Royalty Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(298,024)	$(590,198)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Depletion	-	-
(Gain) Loss on Sales of Assets	-	-
(Gain on disposal of Subsidiary	-	-
Amortization of Debt Discount	-	312,500
Changes in:
Amounts Receivable on Assets Sale	-	45,223
Accounts Payable	17,656	(11,406)
Accrued Expenses	54,113	30,700
Accrued Interest	217,917	195,802
NET CASH USED IN OPERATING ACTIVITIES	(8,338)	(17,379)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Assets	-	-
NET CASH USED IN INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Related Party Notes Payable	-	-
Proceeds from Related Party Notes Payable	8,496	18,670
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,496	18,670

NET CHANGE IN CASH AND CASH EQUIVALENTS	158	1,291

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	229	135

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$389	$1,426
Cash paid during the year for:
Interest	$-	$-
Income Taxes	$-	$-
Non-Cash Financing and Investing Activities
Conversion of Interest to Debt	$-	$412,841
Conversion of Related Party Notes Payable into Common Stock	$150,000	$20,000

See accompanying notes to the consolidated financial statements

Pacific Gold & Royalty Corp.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

September 30, 2017

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Pacific Gold & Royalty Corp. (“Pacific Gold” or “the Company”) was originally incorporated in Nevada on December 31, 1996 under the name of Demand Financial International, Ltd.  On October 3, 2002, Demand Financial International, Ltd. changed its name to Blue Fish Entertainment, Inc.  On August 5, 2003, the name was changed to Pacific Gold Corp. On August 22, 2017 the name was changed to Pacific Gold & Royalty Corp. and the Company’s state of incorporation was moved to Wyoming additionally the Company changed its authorized common shares to 50,000,000,000 and changed its common share par value to $0.00001. Pacific Gold is engaged in the identification, acquisition, and development of prospects believed to have gold, vanadium, uranium, and tungsten mineral deposits. Pacific Gold currently owns mining claims and royalties on mining property in Nevada and Colorado.

Basis of Presentation

These unaudited condensed consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and are expressed in U.S. dollars. The Company's fiscal year-end is December 31.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and footnotes as of and for the year ended December 31, 2016. The results of operations for the three and nine months ended September 30, 2017 are not necessarily indicative of results that may be expected for the year ending December 31, 2017 or for any other interim period.

Principle of Consolidation

The consolidated financial statements include all of the accounts of Pacific Gold & Royalty Corp. All significant inter-company accounts and transactions have been eliminated.

Reclassification of Accounts

Certain accounts in the prior period have been reclassified to conform to the current year presentation.

Significant Accounting Principles

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the consolidated financial statements are published, and (iii) the reported amount of net sales, expenses and costs recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of consolidated financial statements; accordingly, actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At September 30, 2017 and December 31, 2016, cash includes cash in the bank.

Revenue Recognition

Pacific Gold will recognize revenue from the sale of minerals when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collection is reasonably assured, which is determined when it places a sale order of gold from its inventory on hand with the refinery.

Mineral Rights

All mine-related costs, other than acquisition costs, are expensed prior to the establishment of proven or probable reserves. Reserves designated as proven and probable are supported by a final feasibility study, indicating that the reserves have had the requisite geologic, technical and economic work performed and are legally extractable at the time of reserve determination.  Once proven or probable reserves are established, all development and other site-specific costs are capitalized.

Capitalized development costs and production facilities are depleted using the units-of-production method based on the estimated gold which can be recovered from the ore reserves processed.  There has been no change to the estimate of proven and probable reserves. Lease development costs for non-producing properties are amortized over their remaining lease term if limited.  Maintenance and repairs are charged to expense as incurred.

As per Industry Guide 7, there are no proven or probable reserves as of September 30, 2017.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Pacific Gold assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows, which depend on estimates of metals to be recovered from proven and probable ore reserves, and also identified resources beyond proven and probable reserves, future production costs and future metals prices over the estimated remaining mine life.  If undiscounted cash flows are less than the carrying value of a property, an impairment loss is recognized based upon the estimated expected future net cash flows from the property discounted at an interest rate commensurate with the risk involved.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. For Pacific Gold, asset retirement obligations primarily relate to the abandonment of ore-producing property and facilities.

The Company reviews the carrying value of its interest in each group of mineral claims owned by its subsidiaries on an annual basis to determine whether impairment has incurred in the claim value. The Company evaluates the mineral claim values based on one of four criteria; cash flow projection, geological reports, asset sale and option agreements, and comparative market analysis including public market value. Where information and conditions suggest impairment, the Company writes-down these properties to the lowest estimated value based on its evaluation criteria. The estimate of gold price, mineralized materials, operating capital, and reclamation costs are subject to risks and uncertainties affecting the recoverability of investment in property, plant, and equipment. Although the Company has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect the estimate of net cash flows expected to be generated from operating properties and the need for possible asset impairment write-downs.

Where estimates of future net operating cash flows are not available and where other conditions suggest impairment, the Company assesses if carrying value can be recovered from net cash flows generated by the sale of the asset or other means.

Income Taxes

In accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, Pacific Gold recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.

Loss per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the quarter ended September 30, 2017, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. As of September 30, 2017, and December 31, 2016, the Company had 15,244,575,500 and 17,656,113,300 of potentially dilutive common stock equivalents respectively.

Advertising

The Company’s policy is to expense advertising costs as incurred. For the nine months ended September 30, 2017 and 2016, the Company incurred $0 and $425, respectively, in advertising costs.

Financial Instruments

The Company’s financial instruments, when valued using market interest rates, would not be materially different from the amounts presented in the consolidated financial statements.

Convertible Debentures

Convertible debt is accounted for under ASC 470-20, Debt – Debt with Conversion and Other Options.  The Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital. The Company calculates the fair value of warrants issued with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of following ASC Topic 718 Compensation – Stock Compensation, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

The Company accounts for modifications of its Embedded Conversion Features in accordance with ASC 470-50, Debt – Modifications and Extinguishments, which requires the modification of a convertible debt instrument that changes the fair value of an embedded conversion feature and the subsequent recognition of interest expense or the associated debt instrument when the modification does not result in a debt extinguishment pursuant to ASC 470-50-40, Debt – Modification and Extinguishments – Derecognition.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation which requires that the fair value compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements.   Share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized over the employee’s requisite service period, which is generally the vesting period.   The fair value of the Company’s stock options is estimated using a Black-Scholes option valuation model. There were no stock options granted during the three and nine months ended September 30, 2017 or 2016.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - INTERIM FINANCIAL STATEMENTS

The accompanying interim unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month period ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. For further information, refer to the financial statements and footnotes thereto included in our Form 10 for the fiscal year ended December 31, 2016.

NOTE 3 – MINERAL RIGHTS

Nevada Rae Gold

On July 15, 2015, the Company sold all of its interest in Nevada Rae Gold, Inc. and the Black Rock Canyon Mine for the following consideration; $300,000, which was all used to satisfy some of the immediate accounts payable of Nevada Rae Gold, Inc.; $100,000 due to the Company on July 15, 2016, of which $54,777 was used to satisfy remaining payroll liabilities taxes; and a royalty of 4% on all Nevada Rae Gold, Inc. gold sales up to a maximum total royalty payments of $720,000. All of the payments are subject to a 10% finder’s fee which has not yet been paid.

Graysill Claims

On August 31, 2015, the Company acquired the Graysill Mining claims for no consideration, but assumed the annual claims registration fees. These claims had been previously owned by its subsidiary company, Pacific Metals Corp.

Pilot Mountain Resources Royalty

On February 10, 2011, our prior subsidiary Pilot Mountain Resources Inc. (“PMR”) entered into an Option and Asset Sale Agreement with Pilot Metals Inc., a subsidiary of Black Fire Minerals of Australia, whereby Pilot Metals secured an option on the Project W Tungsten claims. Pilot Metals exercised their purchase option and subsequently transferred their interest in Project W to Thor Mining LLC. Upon the commencement of commercial mining, Pacific Gold is owed a final payment of $1,500,000, subject to a 15% share of any payments received by the Company being forwarded to Platoro West, Inc.

NOTE 4 – SHAREHOLDER NOTE PAYABLE/RELATED PARTY TRANSACTIONS

As of September 30, 2017, Pacific Gold owes $1,325,951 in principal and $182,242 in accrued interest to a company owned by the Chief Executive Officer. The amount due is represented by a promissory note accruing interest at 10% per year. During 2016, the note was extended to a maturity date of June 30, 2019 and is convertible into shares of common stock of Pacific Gold at $0.0001 per share. As of December 31, 2016 the balance on the note was $1,467,454 in principal and $72,748 in accrued interest.

As of September 30, 2017, Pacific Gold owes a total of $1,125,893 in principal and $140,730 in accrued interest to a related party of our Chief Executive Officer. The amount due is represented by promissory notes accruing interest at 10% per year, was extended to a maturity date of June 30, 2019 during 2016 and is convertible into shares of common stock of Pacific Gold at $0.01 per share. As of December 31, 2016 the balance on the note was $1,125,894 in principal and $56,292 in accrued interest. On June 30, 2016, 200,000,000 shares of common stock were issued in exchange for $20,000 of this related party convertible promissory note.

Compensation for Robert Landau’s services as CEO is Paid to Leveljump Inc., a company that Mr. Landau controls.

As of September 30, 2017 and December 31, 2016, Pacific Gold owes $103,457 and $67,457 to its CEO for accrued and unpaid services as CEO and at September 30, 2017 $18,113 in expenses, these amounts are included in “Accrued Expense” in the accompanying balance sheet.

Compensation for Robert Landau’s services as CEO is Paid to Leveljump Inc., a company that Mr. Landau controls.

An officer of the Company has provided office space to the Company without charge. There is no obligation for the officer to continue this arrangement.

NOTE 5 – PROMISSORY NOTES

The note accrues interest at a rate of 10% per annum and was extended during 2016 to a maturity date of June 30, 2019. As of September 30, 2017, there was a principal balance of $319,840 and accrued interest of $39,975. As of December 31, 2016, there was a principal balance of $319,840 and $15,990 in accrued interest. The note is convertible into shares of common stock of Pacific Gold at $0.01 per share.

NOTE 6 – COMMON STOCK AND PREFERRED STOCK

On August 7, 2017, 1,500,000,000 shares of common stock were issued in exchange for $150,000 of interest on a related party convertible note.

On August 7, 2017, 2,975,000,000 shares of common stock were issued in exchange for 297,500 shares of preferred stock.

NOTE 7 – OPERATING LEASES

The Company currently has no operating lease commitments.

NOTE 8 – LEGAL PROCEEDINGS

From time to time, the Company is involved in minor trade, employment and other operational disputes, none of which have or are expected to have a material impact on the current or future consolidated financial statements or operations.

NOTE 9 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2017, the Company had an accumulated deficit of $48,590,250, negative working capital of $666,594, and positive cash flows from the nine months ended September 30, 2017 of $158, raising substantial doubt about its ability to continue as a going concern. During the nine months ended September 30, 2017, the Company financed its operations through the sale of securities, proceeds received from sale of mining claims, and issuance of debt.

Management’s plan to address the Company’s ability to continue as a going concern includes obtaining additional funding from the sale of the Company’s securities and establishing revenues.  Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. Should we be unsuccessful, the Company may need to discontinue its operations.

NOTE 10 – SUBSEQUENT EVENTS

On November 22, 2017, the Company executed an agreement to sell its Project W royalty for $125,000.

On October 26, 2017, the Letter of Intent signed on September 14, 2017 to sell the Graysill claims was terminated.

The Company evaluated subsequent events through the date the consolidated financial statements were issued.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Pacific Gold & Royalty Corp.

We have audited the accompanying consolidated balance sheet of Pacific Gold & Royalty Corp. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Gold & Royalty Corp. as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 10, the Company has incurred net losses and negative cash flow from operations since inception.  These factors, and the need for additional financing in order for the Company to meet its business plans, raise substantial doubt about the Company’s ability to continue as a going concern.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

September 29, 2017

4806 West Gandy Boulevard i Tampa, Florida 33611 i 813.440.6380

Pacific Gold & Royalty Corp.

Consolidated Balance Sheets

	December 31,	December 31,
	2016	2015

ASSETS
Current Assets:
Cash and Cash Equivalents	$229	$135
Amounts Receivable for Assets Sale	-	45,223
Total Current Assets	229	45,358
TOTAL ASSETS	$229	$45,358

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable	$395,757	$481,693
Accrued Expenses	199,457	159,312
Total Current Liabilities	595,214	641,005

Long Term Liabilities:
Accrued Interest - Promissory Notes	15,990	41,088
Promissory Notes, long - term portion	319,840	265,000
Accrued Interest - Related Party Notes Payable	129,040	267,229
Related Party Notes Payable - long - term portion	2,593,348	1,887,876
Total Liabilities	3,653,432	3,102,198

Stockholders' Deficit:
Preferred Stock - $0.001 par value; 5,000,000 shares authorized, 300,000 shares outstanding at December 31, 2016 and 2015	300	300
Common Stock - $0.0000000001 par value; 10,000,000,000 shares authorized, 4,469,909,409 and 4,269,909,409 shares issued and outstanding at December 31, 2016 and 2015, respectively	-	-
Additional Paid-in Capital	44,638,725	44,618,725
Accumulated Deficit	(48,292,228)	(47,675,865)
Total Stockholders' Deficit	(3,653,203)	(3,056,840)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$229	$45,358

See accompanying notes to the consolidated financial statements

Pacific Gold & Royalty Corp.

Consolidated Statements of Operations

	Years Ended
	December 31,	December 31,
	2016	2015
Revenue	$-	$-
Production Costs:
Depreciation	-	49,911
Gross Margin	-	(49,911)
Operating Expenses:
General and Administrative	125,235	393,716
Total Operating Expenses	125,235	393,716
Loss from Operations	(125,235)	(443,627)
Other Income (Expenses)
Gain on Forgiveness of Debt	91,762	-
Gain on Sale of Subsidiary	-	390,917
Sub Lease Rents	-	20,000
Foreign Exchange Gain (Loss)	-	1,822
Gain (Loss) on Sale of Equipment	-	(1,433)
Interest Expense	(270,390)	(244,144)
Amortization of Debt Discount	(312,500)	(625,000)
Total Other Income (Expenses)	(491,128)	(457,838)
Net Loss	(616,363)	(901,465)
Basic and Diluted Loss per Share	$(0.00014)	$(0.00021)
Weighted Average Shares Outstanding:
Basic and Diluted	4,370,455,857	4,255,603,853

See accompanying notes to the consolidated financial statements

Pacific Gold & Royalty Corp.

Consolidated Statements of Stockholders' Deficit

For the Years ended December 31, 2016 and 2015

					Additional
	Common Stock		Preferred Stock		paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2014	3,644,909,409	$-	300,000	$300	$44,556,225	$(46,774,400)	$(2,217,875)
Conversions of Notes Payable	625,000,000	-	-	-	62,500	-	62,500
Net Loss	-	-	-	-	-	(901,465)	(901,465)
Balance at December 31, 2015	4,269,909,409	$-	300,000	$300	$44,618,725	$(47,675,865)	$(3,056,840)
Conversion of Related Party Note Payable	200,000,000	-	-	-	20,000	-	20,000
Net Loss	-	-	-	-	-	(616,363)	(616,363)
Balance at December 31, 2016	4,469,909,409	$-	300,000	$300	$44,638,725	$(48,292,228)	$(3,653,203)

See accompanying notes to the consolidated financial statements

Pacific Gold & Royalty Corp.

Consolidated Statements of Cash Flows

	Years Ended
	December 31, 2016	December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(616,363)	$(901,465)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Depletion	-	49,911
(Gain) Loss on Sales of Assets	-	1,433
(Gain) on disposal of Subsidiary	-	(390,917)
Amortization of Debt Discount	312,500	625,000
Changes in:
Amounts Receivable on Assets Sale	45,223	-
Accounts Payable	(85,936)	228,578
Accrued Expenses	40,145	(24,163)
Accrued Interest	269,554	243,970
NET CASH USED IN OPERATING ACTIVITIES	(34,877)	(167,653)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Subsidiary	-	24,644
Proceeds from Sale of Assets	-	7,750
NET CASH USED IN INVESTING ACTIVITIES	-	32,394

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Related Party Notes Payable	34,971	83,376
NET CASH PROVIDED BY FINANCING ACTIVITIES	34,971	83,376

NET CHANGE IN CASH AND CASH EQUIVALENTS	94	(51,883)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	135	52,018

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$229	$135
Cash paid during the year for:
Interest	$-	$-
Income Taxes	$-	$-
Non-cash financing and investing activities:
Conversion of Related Party Notes Payable into Common Stock	$20,000	$-
Conversion of Accrued Interest into Common Stock	$-	$62,500

See accompanying notes to the consolidated financial statements

Pacific Gold & Royalty Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Pacific Gold & Royalty Corp. (“Pacific Gold” or “the Company”) was originally incorporated in Nevada on December 31, 1996 under the name of Demand Financial International, Ltd.  On October 3, 2002, Demand Financial International, Ltd. changed its name to Blue Fish Entertainment, Inc.  On August 5, 2003, the name was changed to Pacific Gold Corp. On August 22, 2017 the name was changed to Pacific Gold & Royalty Corp. and the Company’s state of incorporation was moved to Wyoming additionally the Company changed its authorized common shares to 50,000,000,000 and changed its common share par value to $0.00001. Pacific Gold is engaged in the identification, acquisition, and development of prospects believed to have gold, vanadium, uranium, and tungsten mineral deposits. Pacific Gold currently owns mining claims and royalties on mining property in Nevada and Colorado.

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States ("GAAP") and are expressed in U.S. dollars. The Company's fiscal year-end is December 31.

Principle of Consolidation

The consolidated financial statements include all of the accounts of Pacific Gold & Royalty Corp. All significant inter-company accounts and transactions have been eliminated.

Reclassification of Accounts

Certain accounts in the prior period have been reclassified to conform to the current year presentation.

Significant Accounting Principles

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the consolidated financial statements are published, and (iii) the reported amount of net sales, expenses and costs recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of consolidated financial statements; accordingly, actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At December 31, 2016 and December 31, 2015 cash includes cash in the bank.

Revenue Recognition

Pacific Gold will recognize revenue from the sale of minerals when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collection is reasonably assured, which is determined when it places a sale order of gold from its inventory on hand with the refinery.

Mineral Rights

All mine-related costs, other than acquisition costs, are expensed prior to the establishment of proven or probable reserves. Reserves designated as proven and probable are supported by a final feasibility study, indicating that the reserves have had the requisite geologic, technical and economic work performed and are legally extractable at the time of reserve determination.  Once proven or probable reserves are established, all development and other site-specific costs are capitalized.

Capitalized development costs and production facilities are depleted using the units-of-production method based on the estimated gold which can be recovered from the ore reserves processed.

Lease development costs for non-producing properties are amortized over their remaining lease term if limited.  Maintenance and repairs are charged to expense as incurred.

As per Industry Guide 7, there are no proven or probable reserves as of December 31, 2016.

Income Taxes

In accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, Pacific Gold recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.

Loss per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the years ended December 31, 2016 and 2015, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. As of December 31, 2016 and 2015, the Company had 17,656,113,300 and 18,203,179,400, respectively, of potentially dilutive common stock equivalents.

Advertising

The Company’s policy is to expense advertising costs as incurred. For the years ended December 31, 2016 and 2015, the Company incurred $425 and $114, respectively, in advertising costs.

Convertible Debentures

Convertible debt is accounted for under ASC 470-20, Debt – Debt with Conversion and Other Options.  The Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital. The Company calculates the fair value of warrants issued with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of following ASC Topic 718 Compensation – Stock Compensation, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation which requires that the fair value compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements.   Share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized over the employee’s requisite service period, which is generally the vesting period.   The fair value of the Company’s stock options is estimated using a Black-Scholes option valuation model. There were no stock options granted during the years ended December 31, 2016 or 2015.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 – MINERAL RIGHTS

Nevada Rae Gold

On July 15, 2015, the Company sold all of its interest in Nevada Rae Gold, Inc. and the Black Rock Canyon Mine for the following consideration; $300,000, which was all used to satisfy some of the immediate accounts payable of Nevada Rae Gold, Inc.; $100,000 due to the Company on July 15, 2016, of which $54,777 was used to satisfy remaining payroll liabilities taxes; and a royalty of 4% on all Nevada Rae Gold, Inc. gold sales up to a maximum total royalty payments of $720,000. All of the payments are subject to a 10% finder’s fee which has not yet been paid.

Fernley Gold

On August 26, 2015, the Company let lapse all of its mining rights to the Butcher Boy claims that it leased under a lease agreement held through Fernley Gold. These claims reverted to the claim holders.

Graysill Claims

On August 31, 2015, the Company acquired the Graysill Mining claims for no consideration, but assumed the annual claims registration fees. These claims had been previously owned by its subsidiary company, Pacific Metals Corp.

Pilot Mountain Resources Royalty

On February 10, 2011, our prior subsidiary Pilot Mountain Resources Inc. (“PMR”) entered into an Option and Asset Sale Agreement with Pilot Metals Inc., a subsidiary of Black Fire Minerals of Australia, whereby Pilot Metals secured an option on the Project W Tungsten claims. Pilot Metals exercised their purchase option and subsequently transferred their interest in Project W to Thor Mining LLC. Upon the commencement of commercial mining, Pacific Gold is owed a final payment of $1,500,000, subject to a 15% share of any payments received by the Company being forwarded to Platoro West, Inc.

NOTE 3 – SALE OF NEVADA RAE GOLD, INC.

On July 15, 2015 Pacific Gold Corp sold 100% of its equity interest in Nevada Rae Gold to New Gold Recovery. In exchange for $300,000 in cash and settlement of liabilities, $100,000 paid to the Company in July 2016, of which $54,777 was used to satisfy remaining payroll liability taxes, and a royalty of 4% on all future Nevada Rae Gold, Inc. gold sales up to a maximum total royalty payments of $720,000.

Sale of Nevada Rae Gold

Details of Consideration Received
Cash	$69,867
Liabilities Paid at Closing	275,356
Liabilities Paid at Post Closing	54,777
Total	400,000
Net Assets, after liabilities paid at closing	(9,083)
Gain from Sale of Nevada Rae Gold	$390,917

NOTE 4 – SHAREHOLDER NOTE PAYABLE/RELATED PARTY TRANSACTIONS

As of December 31, 2016, Pacific Gold owes $1,467,454 in principal and $72,748 in accrued interest to a company owned by the Chief Executive Officer. The amount due is represented by a promissory note accruing interest at 10% per year. During 2016, the note was extended to a maturity date of June 30, 2019 and is convertible into shares of common stock of Pacific Gold at $0.0001 per share. As of December 31, 2015 the balance on the note was $1,248,376 in principal and $121,269 in accrued interest.

As of December 31, 2016, Pacific Gold owes a total of $1,125,893 in principal and $56,292 in accrued interest to a related party of our Chief Executive Officer. The amount due is represented by promissory notes accruing interest at 10% per year, was extended to a maturity date of June 30, 2019 during 2016 and is convertible into shares of common stock of Pacific Gold at $0.01 per share. As of December 31, 2015 the balance on the note was $952,000 in principal and $146,295 in accrued interest.

Compensation for Robert Landau’s services as CEO is Paid to Leveljump Inc., a company that Mr. Landau controls.

As of December 31, 2016, Pacific gold owes $67,457 to its CEO for accrued and unpaid services as CEO, which is included in “Accrued Expenses” in the accompanying balance sheet.

An officer of the Company has provided office space to the Company without charge. There is no obligation for the officer to continue this arrangement.

NOTE 5 – PROMISSORY NOTE

The note accrues interest at a rate of 10% per annum and was extended during 2016 to a maturity date of June 30, 2019. As of December 31, 2016, there was a principal balance of $319,840 and $15,990 in accrued interest and is convertible into shares of common stock of Pacific Gold at $0.01 per share.

NOTE 6 – INCOME TAXES

Pacific Gold uses the asset/liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.  During 2016 and 2015, Pacific Gold incurred net losses and, therefore, had no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is $13,139,879 at December 31, 2016, and will expire in the years 2029 through 2036.

At December 31, 2016, and 2015 deferred taxes (34%) consisted of the following:

		2016	2015
	Current	Noncurrent	Noncurrent
Deferred tax assets
Net operating losses	$-	$4,467,559	$4,257,995
Valuation allowance	-	(4,467,559)	(4,257,995)
Net deferred tax asset	$-	$-	$-

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Because of the lack of taxable earnings history, the Company has established a valuation allowance for all future deductible net operating loss carry forwards. The valuation allowance has changed by $209,563 from December 31, 2015.

A reconciliation between income taxes at statutory tax rates (34%) and the actual income tax provision for continuing operations as of December 31, 2016 follows:

Expected Provision based on 2016 NOL (based on 34% statutory tax rate)	$(209,563)
Difference between 2015 NOL estimate and actual	265,535
Increase/(decrease) in valuation allowance	(55,972)
Total actual provision	$—

There are no adjustments to deferred tax assets or liabilities for material uncertain tax positions on returns that have been filed or that will be filed. The Company continues to incur large net operating losses as disclosed above.  Since it is not certain that these net operating loss carry forwards will ever produce a tax benefit, even if examined by taxing authorities and disallowed entirely, there would be no effect on the consolidated financial statements.

The Company has filed income tax returns in the U.S. federal jurisdiction.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2016, and 2015, the Company recognized no interest and penalties. The Company had no payments of interest and penalties accrued at December 31, 2016 and 2015, respectively.

NOTE 7 – COMMON STOCK AND PREFERRED STOCK

In the year ended December 31, 2016, 200,000,000 shares of common stock were issued in exchange for $20,000 of principal on a related party convertible promissory note.

In the year ended December 31, 2015, 625,000,000 shares of common stock were issued in exchange for $62,500 of interest on a related party convertible promissory note.

NOTE 8 – OPERATING LEASES

All of the Company’s operating leases were held by its former subsidiary Nevada Rae Gold, Inc. and as such the Company currently has no future operating lease commitments.

NOTE 9 – LEGAL PROCEEDINGS

From time to time, the Company may become involved in minor trade, employment and other operational disputes, none of which have or are expected to have a material impact on the current or future consolidated financial statements or operations.

NOTE 10 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2016, the Company had an accumulated deficit of $48,292,228, negative working capital of $594,985, and negative operating cash flows from the year ended December 31, 2016 of $34,877 raising substantial doubt about its ability to continue as a going concern. During the year ended December 31, 2016, the Company financed its operations through the sale of securities, sale of its Nevada Rae Gold subsidiary and the issuance of debt.

Management’s plan to address the Company’s ability to continue as a going concern includes obtaining additional funding from the sale of the Company’s securities and establishing revenues.  Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. Should we be unsuccessful, the Company may need to discontinue its operations.

NOTE 11 – SUBSEQUENT EVENTS

On September 14, 2017, the Company signed a Letter of Intent, good for 60 days, to sell the Graysill claims for $100,000 and a 1% royalty on all mineral sales from the claims.

On August 22, 2017, the Company changed its state of incorporation to Wyoming, changed its name to Pacific Gold & Royalty Corp., changed its authorized common shares to 50,000,000,000 and changed its common share par value to $0.00001.

On August 8, 2017, 200,000,000 shares of common stock were issued in exchange for $20,000 of a related party convertible promissory note.

On August 7, 2017, 1,500,000,000 shares of common stock were issued in exchange for $150,000 of interest on a related party convertible note.

On August 7, 2017, 2,975,000,000 shares of common stock were issued in exchange for 297,500 shares of preferred stock.

The Company evaluated subsequent events through the date the consolidated financial statements were issued.

(b)

Exhibits

Exhibit Number

Name of Exhibit

3.1

Articles of Continuance to State of Wyoming (1)

3.2

Bylaws of Pacific Gold & Royalty Corp. (1)

4.1

Form of Common Stock Certificate (incorporated by reference to registrant’s Form 10-SB, filed on April 30, 2001, Exhibit 4.1).

4.2

Convertible Promissory Notes issued to Al Landau on June 30, 2016 and June 30, 2014. (1)

4.3

Convertible Promissory Notes issued to Richard Jagodnik on June 30, 2016 and June 30, 2014. (1)

4.4

Convertible Promissory Notes issued to Leveljump Inc. on June 30, 2016 and June 30, 2014. (1)

10.1

Agreements and amendments with Pilot Metals Inc. (1)

10.2

2013 Equity Performance Plan (1)

10.3

Sale Agreement, and Exhibits, of interest in Nevada Rae Gold, Inc. (1)

10.4

Third Amendment Agreement and Deed Reconveyance for Pilot Mountain Royalty (1)

23.1

Consent of Accell Audit and Compliance, PA (1)

(1)  Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Pacific Gold & Royalty Corp.
(Registrant)

Date:	December 08, 2017	By:	/s/ Robert Landau
(Signature)*
Robert Landau
President and Director